CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 27, 2025, relating to the financial statements and financial highlights of Olstein All Cap Value Fund, a series of Managed Portfolio Series, which are included in Form N-CSR for the year ended June 30, 2025, and to the references to our firm under the heading “Comparison of Other Service Providers” and “Financial Highlights Tables” in the Proxy Statement/Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

March 27, 2026